Exhibit (a)(21)

Establishment and Designation of Two Classes of Shares

of Beneficial Interest, Par Value $0.0001 Per Share,

of PIMCO Funds: Pacific Investment Management Series

(formerly Pacific Investment Management Institutional Trust)

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended (the “Declaration”), that the following series of shares of beneficial interest of the Trust shall be divided into two additional classes, designated Class R and Advisor Class; and

FURTHER RESOLVED, that the series of Shares of the Trust previously established and designated as follows:

Money Market Fund

Liquid Assets Fund

Short-Term Fund

Low Duration Fund

Low Duration Fund II

Low Duration Fund III

GNMA Fund

Moderate Duration Fund

Real Return Fund

Real Return Fund II

Real Return Asset Fund

CommodityRealReturn Strategy Fund

Total Return Fund

Total Return Fund II

Total Return Fund III

Total Return Mortgage Fund

Commercial Mortgage Securities Fund

Investment Grade Corporate Bond Fund

High Yield Fund

Long-Term U.S. Government Fund

Long Duration Fund

Global Bond Fund

Global Bond Fund II

Foreign Bond Fund

Emerging Markets Bond Fund

Short Duration Municipal Income Fund

Municipal Bond Fund

California Intermediate Municipal Bond Fund

California Municipal Bond Fund

New York Municipal Bond Fund

Strategic Balanced Fund

All Asset Fund

Convertible Fund

European Convertible Fund

StocksPLUS Fund

StocksPLUS Total Return Fund

StocksPLUS Short Strategy Fund

(the “Funds”) shall have the following special and relative rights:

1. Each Fund shall issue its shares of beneficial interest with respect to ten separate classes: Class A, Class B, Class C, Class D, Class J, Class K, Class R, Institutional Class, Administrative Class and Advisor Class.

2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then currently effective prospectuses and registration statement under the Securities Act of 1933, as amended. Each share of beneficial interest of a Fund (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund, and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration.

3. Shareholders of a Fund shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (the “Act”), and the rules and the Trust’s registration statement thereunder, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular class of Shares, in which case only the shareholders of such class shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Fund or class, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that Fund or class alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each Fund or class entitled to vote on the matter is required.

4. (a) The assets and liabilities of the Trust shall be allocated among the Funds as set forth in Section 5.11 of the Declaration, except that only preexisting Funds shall bear their allocable portion of the remaining unamortized costs incurred and payable in connection with their organization and registration; costs of establishing subsequent series and of the registration and public offering of their Shares shall be amortized for such series over the period beginning on the date such costs become payable and ending sixty months thereafter, or such earlier date as is required by applicable law, rule or accounting standard or principle.

(b) Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class may be charged to and borne solely by such class and the bearing of expenses solely by a class of Shares may be appropriately reflected and cause differences in the net asset value attributable to and the dividend, redemption and liquidation rights of, the Shares of different classes.

(c) Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all classes for all purposes.

5. Shares of each class of each Fund may vary between themselves as to rights of redemption and conversion rights, as may be approved by the Trustees and set out in each Fund’s then-current prospectus.

6. The Trustees shall have the right at any time, and from time to time, to reallocate assets and expenses or to change the designation of any Fund or class thereof hitherto or hereafter created, or to otherwise change the special and relative rights of such Fund or class, provided that such change shall not adversely affect the rights of the Shareholders of such Fund or class.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this instrument the 19th day of November, 2002.

/s/ Brent R. Harris
Brent R. Harris

/s/ R. Wesley Burns
R. Wesley Burns

/s/ Guilford C Babcock
Guilford C. Babcock

/s/ E. Phillip Cannon
E. Phillip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Thomas P. Kemp
Thomas P. Kemp

/s/ William J. Popejoy
William J. Popejoy